Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FIRST-QUARTER 2014 RESULTS

— Maintains net sales and adjusted* earnings-per-share projections for full-year 2014 —

LAKE FOREST, Ill., April 30, 2014 -- Hospira, Inc. (NYSE: HSP), the world's leading provider of injectable drugs and infusion technologies, today reported results for the first quarter ended March 31, 2014. Net sales for the quarter were $1.1 billion and adjusted* diluted earnings per share were $0.60. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.) On a U.S. Generally Accepted Accounting Principles (GAAP) basis, first-quarter 2014 diluted earnings per share were $0.40.

"Hospira generated stronger-than-expected first-quarter results, starting the year off on a positive note,” said F. Michael Ball, chief executive officer. "Our performance underscores the value of our strategy and the investments we have been making to reinforce our foundation and drive growth. As we mark Hospira’s 10-year anniversary as an independent company, we remain committed to advancing wellness around the world, and are well positioned to build on the many achievements of our first decade, with a focus on driving profitable growth and shareholder value.”

First-Quarter 2014 Results
The following table highlights selected financial results for the first quarter of 2014 compared to the same period in 2013:

In $ millions, except per share amounts	GAAP Three Months Ended March 31,		%	Adjusted* Three Months Ended March 31,		%
	2014	2013	Change	2014	2013	Change
Net Sales	$1,050.8	$884.0	18.9%	$1,050.8	$988.3	6.3%
Gross Profit (Net Sales less Cost of Products Sold)	$369.6	$150.1	146.2%	$419.9	$359.5	16.8%
Income (Loss) from Operations	$99.6	$(118.6)	184.0%	$151.5	$101.2	49.7%
Diluted Earnings (Loss) per Share	$0.40	$(0.46)	187.0%	$0.60	$0.52	15.4%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	35.2%	17.0%		40.0%	36.4%
Income (Loss) from Operations	9.5%	(13.4)%		14.4%	10.2%

Results under GAAP include items as detailed in the schedules attached to this press release.

Net sales were $1.1 billion in the first quarter of 2014, an increase of 6.3 percent compared to the first quarter of 2013 adjusted* net sales of $988 million. Adjusted* net sales in the first quarter of 2013 exclude the impact of customer sales allowances associated with the company’s device strategy, which was launched in 2013 to streamline and modernize Hospira’s device portfolio. Net sales benefitted from continued strong global sales of Specialty Injectable Pharmaceuticals (SIP) products, which were driven mainly by improved pricing and increased volume. Volume increased due to continued supply recovery as well as competitor supply issues in the United States. Partially offsetting the quarter’s net sales performance was the negative impact of the expected year-over-year decline of U.S. sales of the oncolytic docetaxel; the device ship-hold effected in February 2013; and foreign currency. On a GAAP basis, first-quarter 2013 net sales were $884 million, which included the impact of customer sales allowances in the first quarter of 2013 associated with the company’s device strategy.

Adjusted* income from operations increased 49.7 percent to $152 million in the first quarter of 2014, compared to $101 million in the first quarter of 2013. The increase primarily reflects the impact of improved pricing and increased volume in the company’s SIP products, partially offset by the device ship-hold, declining docetaxel sales and higher R&D expense. On a GAAP basis, income from operations was $100 million, compared to a loss from operations of $119 million in the first quarter of 2013. In addition to the factors impacting the adjusted* income from operations results, the year-over-year increase in first-quarter GAAP income from operations primarily reflects higher device-strategy related charges in first-quarter 2013.

The effective tax rate on an adjusted basis* in the first quarter of 2014 was an expense of 24.5 percent, compared to an expense of 1.0 percent in the first quarter of 2013. The increase is primarily due to the benefit in 2013 related to the retroactive reinstatement of the U.S. federal R&D tax credit and other corporate provisions for 2012 and 2013. In addition, the effective tax rate on an adjusted* basis reflects a shift in the mix of earnings to higher tax-rate jurisdictions in 2014 compared to 2013. On a GAAP basis, the first-quarter 2014 effective tax rate was an expense of 20.3 percent compared to a benefit of 41.6 percent for the same period in 2013.

Cash Flow
Cash flow from operations for the first three months of 2014 was $18 million, compared to $21 million in the first three months of 2013. The decrease is primarily due to higher working capital, partially offset by higher income from operations.

Capital expenditures were $95 million for the first three months of 2014, compared to $69 million for the same period in 2013. The increase reflects capital spending primarily associated with modernization initiatives at several of the company's manufacturing facilities as well as on the construction of the company’s facility in Vizag, India.

2014 Projections
The projection ranges for full-year 2014 net sales and adjusted* diluted earnings per share include, among several factors, assumptions related to the timing of genericization of Precedex™ (dexmedetomidine HCl), the company’s proprietary pharmaceutical for sedation.

Hospira continues to expect the change to net sales for full-year 2014 to range between negative 2 and positive 3 percent on a constant-currency basis, with a flat to negative 1 percent impact from foreign currency.

The company also continues to expect adjusted* diluted earnings per share for 2014 to be in a range of $2.00 to $2.25.

The reconciliation between the projected 2014 adjusted* diluted earnings per share and projected GAAP diluted earnings per share follows:

Diluted earnings per share — adjusted*	$2.00 - $2.25

Estimated charges related to the company's device strategy (mid-point of an estimated range of $0.13 to $0.19 per diluted share)	$(0.16)

Estimated amortization of intangible assets related to certain acquisitions (mid-point of an estimated range of $0.23 to $ 0.27 per diluted share)	$(0.25)

Estimated charges for certain quality and product-related matters (mid-point of an estimated range of $0.25 to $0.31 per diluted share)	$(0.28)

Estimated charges related to capacity expansion (mid-point of an estimated range of $0.30 to $0.38 per diluted share)	$(0.34)

Estimated acquisition and integration-related charges associated with the pending acquisition of an API-related business from Orchid Chemicals & Pharmaceuticals (mid-point of an estimated range of $0.05 to $0.07 per diluted share)	$(0.06)

Estimated charges related to facilities optimization and other restructuring (mid-point of an estimated range of $0.02 to $0.04 per diluted share)	$(0.03)

Diluted earnings per share — GAAP	$0.88 - $1.13

The adjusting items are shown net of tax in aggregate of $87 million, which is calculated for the specified adjustments stated above, based on the statutory tax rates in the various tax jurisdictions in which the items are expected to occur.

The company continues to project that cash flow from operations in 2014 will range between $100 million and $200 million. Capital expenditure projections remain in a range between $375 million to $425 million. The company continues to expect depreciation and amortization to range between $225 million and $275 million.

*Use of Non-GAAP Financial Measures
Adjusted* measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira's Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast/Complementary Material
Hospira will hold a conference call for investors and media at 8 a.m. Central time on Wednesday, April 30, 2014. A live webcast of the conference call will be available on Hospira's website at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper setup for receiving the webcast. In addition, complementary information will be available on the presentations page of the Investor Relations website at the beginning of the conference call. A replay will be available on the Hospira website for 30 days following the call.

About Hospira
Hospira, Inc. is the world's leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 17,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira's results of operations; projections of certain charges, expenses, and cash flow; and other statements regarding Hospira's goals, plans and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties, including adequate and sustained progress on the company's quality initiatives, continuous improvement activities, and device strategy, that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, intellectual property, product development, technological, supply, quality, and other factors that may affect Hospira's operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings "Forward-Looking Statements," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Hospira's latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission and incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Dan Rosenberg	Karen King
(224) 212-3366	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

Hospira, Inc.
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(dollars and shares in millions, except for per share amounts)

	Three Months Ended March 31,		% Change
	2014	2013
Net sales	$1,050.8	$884.0	18.9%

Cost of products sold	681.2	733.9	(7.2)%
Restructuring and impairment	0.7	8.8	(92.0)%
Research and development	83.2	73.8	12.7%
Selling, general and administrative	186.1	186.1	—%
Total operating costs and expenses	951.2	1,002.6	(5.1)%
Income (Loss) From Operations	99.6	(118.6)	184.0%

Interest expense	20.5	19.6	4.6%
Other (income) expense, net	(2.0)	2.3	187.0%
Income (Loss) Before Income Taxes	81.1	(140.5)	157.7%

Income tax expense (benefit)	16.5	(58.4)	128.3%
Equity income from affiliates, net	(3.3)	(5.5)	(40.0)%
Net Income (Loss)	$67.9	$(76.6)	188.6%

Earnings (Loss) Per Common Share:
Basic	$0.41	$(0.46)	189.1%
Diluted	$0.40	$(0.46)	187.0%

Weighted Average Common Shares Outstanding:
Basic	166.5	165.3	0.7%
Diluted	168.4	165.3	1.9%

Adjusted Net Sales (1)(2)	$1,050.8	$988.3	6.3%
Adjusted Gross Profit (1)(3)	$419.9	$359.5	16.8%
Adjusted Income From Operations (1)	$151.5	$101.2	49.7%
Adjusted Net Income (1)	$101.7	$86.1	18.1%
Adjusted Diluted Earnings Per Share (1)	$0.60	$0.52	15.4%

Statistics (as a % of net sales, except for income tax rate)

	GAAP Three Months Ended March 31,		Adjusted (1) Three Months Ended March 31,
	2014	2013	2014	2013
Gross Profit (3)	35.2%	17.0%	40.0%	36.4%
Income (Loss) From Operations	9.5%	(13.4)%	14.4%	10.2%
Net Income (Loss)	6.5%	(8.7)%	9.7%	8.7%
Income Tax Rate	20.3%	41.6%	24.5%	1.0%

______________________________________________________________________

(1)
Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2)	There were no device strategy charges included in GAAP Net sales for the three months ended March 31, 2014.
(3)	Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnotes.

Hospira, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except for per share amounts)

Three Months Ended March 31, 2014 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income from Operations	Net Income	Diluted EPS
GAAP Financial Measures	$369.6	$99.6	$67.9	$0.40
Specified Items (2)
Device strategy charges (A)	5.9	6.3	4.6	0.03
Amortization of certain intangible assets (B)	17.5	17.5	12.3	0.07
Certain quality and product related charges (C)	12.9	12.9	8.5	0.05
Capacity expansion related charges (D)	14.0	14.0	9.3	0.06
Acquisition and integration related charges (E)	—	0.9	(1.1)	(0.01)
Other restructuring charges (F)	—	0.3	0.2	—
Adjusted financial measures (3)	$419.9	$151.5	$101.7	$0.60
__________________________________________________________________________

GAAP results for the three months ended March 31, 2014 include:
(A)
Device strategy charges: $5.9 million in Cost of products sold and $0.4 million in Restructuring and impairment. These charges include consulting, customer accommodations, collection and destruction costs, accelerated depreciation, and other costs associated with Hospira's device strategy.

(B)
Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma Limited ("Mayne Pharma") and a generic injectable business by Hospira Healthcare India Private Limited ("Hospira India").

(C)
Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, extended production downtime related costs, and device product review and remediation costs to address identified issues. These charges are primarily associated with Hospira's response to the United States Food and Drug Administration ("FDA") warning letters and charges related to certain device related remediation activities.

(D)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(E)
Acquisition and integration related charges (gains): $0.9 million reported in Selling, general, and administrative and $(2.7) million reported in Other (income) expense, net. These amounts include purchase price hedge gains and costs for the pending acquisition and integration of an active pharmaceutical ingredient business.

(F)	Other restructuring charges: $0.3 million reported in Restructuring and impairment. These charges include severance costs associated with Hospira's commercial reorganization.

Three Months Ended March 31, 2013 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Net Sales	Gross Profit (1)	(Loss) Income From Operations	Net (Loss) Income	Diluted EPS
GAAP Financial Measures	$884.0	$150.1	$(118.6)	$(76.6)	$(0.46)
Specified Items (2)
Device strategy charges (A)	104.3	176.8	181.5	134.3	0.81
Amortization of certain intangible assets (B)	—	18.2	18.2	12.6	0.08
Impairment of certain assets (C)	—	—	—	2.1	0.01
Certain quality and product related charges (D)	—	10.7	10.7	7.4	0.04
Capacity expansion related charges (E)	—	3.7	3.7	2.4	0.01
Acquisition and integration related charges (F)	—	—	1.6	1.1	0.01
Other restructuring charges (G)	—	—	4.1	2.8	0.02
Adjusted financial measures (3)	$988.3	$359.5	$101.2	$86.1	$0.52

__________________________________________________________________________

GAAP results for the three months ended March 31, 2013 include:
(A)
Device strategy charges: $104.3 million reported in Net sales, $72.5 million in Cost of product sold and $4.7 million in Restructuring and impairment. These charges include device related customer sales allowances, contract termination, collection and destruction costs, inventory charges and other asset impairments associated with Hospira's device strategy.

	(B)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma and a generic injectable business by Hospira India.
	(C)	Impairment of certain assets: $2.1 million reported in Other (income) expense, net, related to a marketable equity investment.
(D)
Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, extended production downtime related costs, failure to supply penalties, device product review and remediation costs to address identified issues, and costs for corrective actions including product recalls. These charges are primarily associated with Hospira's response to the FDA warning letters and charges related to certain device related remediation activities.

	(E)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
	(F)	Acquisition and integration related charges reported in Selling, general, and administrative include costs for the pending acquisition and integration of an active pharmaceutical ingredient business.
	(G)	Other restructuring charges: $4.1 million reported in Restructuring and impairment. These charges include severance charges associated with Hospira's commercial reorganization.
(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)
Specified items are shown net of tax in aggregate of $15.4 million and $59.2 million for the three months ended March 31, 2014 and 2013, respectively, based on the statutory tax rates in the various tax jurisdictions in which the items occurred.

(3)
The Non-GAAP financial measures contained in this press release (including adjusted net sales, adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira's Form 8-K furnished on April 30, 2014.

Hospira, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in millions)

	March 31, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$677.1	$798.1
Trade receivables, less allowances of $11.6 and $11.2, respectively	555.7	574.3
Inventories, net	1,138.3	1,066.2
Deferred income taxes and other	218.4	208.6
Prepaid expenses	68.6	90.0
Other receivables	145.9	101.3
Total Current Assets	2,804.0	2,838.5
Property and equipment, net	1,616.4	1,574.2
Intangible assets, net	161.6	172.2
Goodwill	1,070.3	1,057.7
Deferred income taxes	316.7	358.9
Investments	36.2	33.1
Other assets	152.5	144.3
Total Assets	$6,157.7	$6,178.9
Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$31.9	$93.7
Trade accounts payable	339.5	329.2
Salaries, wages and commissions	127.9	185.4
Other accrued liabilities	568.3	556.8
Total Current Liabilities	1,067.6	1,165.1
Long-term debt	1,747.5	1,747.0
Deferred income taxes	5.5	3.2
Post-retirement obligations and other long-term liabilities	241.0	301.7
Commitments and Contingencies
Total Shareholders' Equity	3,096.1	2,961.9
Total Liabilities and Shareholders' Equity	$6,157.7	$6,178.9

Hospira, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2014	2013
Cash Flow From Operating Activities:
Net Income (Loss)	$67.9	$(76.6)
Adjustments to reconcile Net Income (Loss) to net cash from operating activities-
Depreciation	43.9	41.7
Amortization of intangible assets	21.8	21.9
Stock-based compensation expense	11.0	11.5
Undistributed equity income from affiliates	(3.3)	(5.5)
Deferred income taxes and other tax adjustments	12.9	(43.9)
Impairments and other asset charges	—	55.5
Changes in assets and liabilities-
Trade receivables	20.4	20.5
Inventories	(70.4)	(51.5)
Prepaid expenses and other assets	(32.9)	(20.8)
Trade accounts payable	20.2	(12.5)
Other liabilities	(78.8)	75.8
Other, net	5.6	4.7
Net Cash Provided by Operating Activities	18.3	20.8

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(95.1)	(68.6)
Acquisition, net of cash acquired	(9.0)	—
Purchases of intangibles and other investments	(3.1)	(7.9)
Proceeds from disposition of businesses and assets	2.9	1.4
Net Cash Used in Investing Activities	(104.3)	(75.1)

Cash Flow From Financing Activities:
Other borrowings, net	(62.2)	11.2
Excess tax benefit from stock-based compensation arrangements	0.7	0.2
Proceeds from stock options exercised	25.2	2.7
Net Cash (Used in) Provided by Financing Activities	(36.3)	14.1

Effect of exchange rate changes on cash and cash equivalents	1.3	(5.1)

Net change in cash and cash equivalents	(121.0)	(45.3)
Cash and cash equivalents at beginning of period	798.1	772.1
Cash and cash equivalents at end of period	$677.1	$726.8

Supplemental Cash Flow Information:
Cash paid during the period-
Interest	$50.5	$14.4
Income taxes, net of refunds	$4.9	$6.1
Accrued capital expenditures	$23.0	$15.3

Hospira, Inc.
Net Sales by Product Line
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
				Reported		Adjusted(1)(3)
	GAAP Net Sales 2014	GAAP Net Sales 2013	Adjusted Net Sales 2013(1)(3)	% Change at Actual Currency Rates	% Change at Constant Currency Rates(2)	% Change at Actual Currency Rates	% Change at Constant Currency Rates(2)
Americas—
Specialty Injectable Pharmaceuticals	$570.6	$511.0	$511.0	11.7%	12.9%	11.7%	12.9%
Medication Management	170.5	98.8	187.2	72.6%	76.3%	(8.9)%	(6.9)%
Other Pharma	100.7	88.6	88.6	13.7%	14.3%	13.7%	14.3%
Total Americas	841.8	698.4	786.8	20.5%	22.0%	7.0%	8.3%

EMEA—
Specialty Injectable Pharmaceuticals	85.8	82.3	82.3	4.3%	0.4%	4.3%	0.4%
Medication Management	25.7	18.3	31.5	40.4%	35.0%	(18.4)%	(21.6)%
Other Pharma	21.2	16.5	16.5	28.5%	23.6%	28.5%	23.6%
Total EMEA	132.7	117.1	130.3	13.3%	9.1%	1.8%	(1.9)%

APAC—
Specialty Injectable Pharmaceuticals	59.9	58.2	58.2	2.9%	11.2%	2.9%	11.2%
Medication Management	10.0	7.4	10.1	35.1%	45.9%	(1.0)%	6.9%
Other Pharma	6.4	2.9	2.9	120.7%	120.7%	120.7%	120.7%
Total APAC	76.3	68.5	71.2	11.4%	19.7%	7.2%	15.2%

Net Sales	$1,050.8	$884.0	$988.3	18.9%	20.1%	6.3%	7.5%

Global—
Specialty Injectable Pharmaceuticals	$716.3	$651.5	$651.5	9.9%	11.1%	9.9%	11.1%
Medication Management	206.2	124.5	228.8	65.6%	68.5%	(9.9)%	(8.3)%
Other Pharma	128.3	108.0	108.0	18.8%	18.6%	18.8%	18.6%
Net Sales	$1,050.8	$884.0	$988.3	18.9%	20.1%	6.3%	7.5%

(1)
Adjusted Net sales for the three months ended March 31, 2013 excludes charges of $104.3 million related to the device strategy. The device strategy charges are reported in the respective Medication Management Net sales by product line as follows: Americas-$88.4 million, EMEA-$13.2 million and APAC-$2.7 million. There were no device strategy charges included in GAAP Net sales for the three months ended March 31, 2014.

(2)
The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates, which reflect comparative local currency balances at prior period foreign exchange rates. Hospira calculated these percentages by taking current period reported net sales less the respective prior period reported net sales, divided by the prior period reported net sales, all at the respective prior period's foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this measure aids in the understanding of our change in net sales without the impact of foreign currency and provides greater transparency into Hospira's results of operations.

(3)
Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.